Exhibit 99.1

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: cmlyttle@WorthingtonIndustries.com
Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: slhiggin@WorthingtonIndustries.com

Worthington Reports Third Quarter Fiscal 2012 Results

COLUMBUS, OH--(Marketwire - March 29, 2012) - Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $611.3 million and net earnings of $25.9 million, or $0.37 per share, for its fiscal 2012 third quarter ended February 29, 2012. In last year's third quarter, the Company reported net sales of $569.4 million and net earnings of $26.3 million, or $0.35 per share.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	3Q 2012	2Q 2012	3Q 2011	9M2012	9M2011
Net sales	$611.3	$565.7	$569.4	$1,779.3	$1,766.9
Operating income	18.1	2.8	28.0	42.1	62.0
Equity income	24.0	21.9	17.0	70.6	51.5
Net earnings	25.9	12.0	26.3	63.5	63.1
Earnings per share	$0.37	$0.17	$0.35	$0.90	$0.83

"We performed well in our third quarter," said John P. McConnell, Chairman and CEO. "The overall economy continued to strengthen with overall steel volume up 21% led by a strong year over year increase in the automotive market. Most importantly, our team is doing an excellent job of managing the reshaping of our Company. Although the additions and subtractions have been numerous and make year over year comparisons more difficult in the short term, we are confident our decisions and direction have produced a better platform for future success."

Consolidated Quarterly Results

Net sales for the third quarter ended February 29, 2012, were $611.3 million, up 7% from the comparable quarter in the prior year, when net sales were $569.4 million. This is significant for the Company as it begins to reflect the replacement of revenues lost from the deconsolidation of the Metal Framing and Automotive Body Panels segments reported in earlier periods. Excluding these deconsolidated operations, net sales rose 32% from the prior year quarter primarily due to acquisitions and higher average selling prices. Steel Processing increased sales by 22% and sales rose by 38% in Pressure Cylinders, aided by recent acquisitions. Additionally, the acquisition of Angus, which is reported as the Engineered Cabs business segment, contributed $40.2 million of sales to the current quarter.

Gross margin for the current quarter was $83.3 million, compared to $88.3 million in the prior year quarter. The $5.0 million decrease resulted from the negative net impact of the acquisition and deconsolidation activity, an unfavorable product mix in Pressure Cylinders and increased manufacturing expenses, which were partially offset by a favorable spread between selling prices and material costs.

-more-

Worthington Industries
March 29, 2012

SG&A expense increased $2.7 million over the prior year quarter primarily due to the accrual for certain legal expenses, and increased amortization and transaction fees related to the acquisitions, partially offset by the deconsolidation transactions.

Operating income for the current quarter was $18.1 million, compared to $28.0 million in the prior year quarter. In addition to the factors mentioned above, operating income for the current quarter was adversely affected by increased restructuring charges and joint venture transaction expenses. Ongoing transformation efforts within Pressure Cylinders resulted in $1.0 million of outside consulting expenses, which is included in the "restructuring and other expense" line on the income statement. The $1.8 million of expense in the "joint venture transactions" line was driven by on-going activity during the current quarter related to the wind down of the retained Metal Framing facilities and reflects facility exit and other costs partially offset by one-time gains on asset disposals.

Interest expense was $5.1 million in the quarter, compared to $4.5 million in the comparable period in the prior year. The impact of higher average debt levels was substantially offset by lower interest rates.

Equity in net income from unconsolidated joint ventures was $24.0 million, an increase of $7.0 million from the comparable quarter in the prior year, on sales of $410.0 million. WAVE contributed $16.0 million of earnings in the current quarter, a 14% increase from the prior year quarter. All of the other operating joint ventures were profitable and, with the exception of Serviacero, the joint venture in Mexico, all reported improved results over the prior year quarter.

For the current quarter, income tax expense of $9.3 million compared to $11.9 million in the comparable quarter in the prior year. Current quarter income tax expense reflects an estimated annual effective tax rate of 31.9% compared to 32.0% for the prior year quarter. The current year estimated rate includes $1.7 million in one-time adjustments.

Balance Sheet

At quarter end, total debt was $538.9 million, up $62.5 million from November 30, 2011, as the acquisitions of the Coleman propane fuel cylinders business and Angus Industries raised borrowing needs. During the current quarter, the Company increased borrowing capacity under its trade accounts receivable securitization facility by $50.0 million to $150.0 million of which $110.0 million had been utilized as of February 29, 2012. Additionally, $170.9 million was drawn on the Company's $400.0 million revolving credit facility.

Quarterly Segment Results

Steel Processing's net sales of $367.3 million were up 22%, or $65.5 million, over the prior year quarter. Volumes increased 21%, favorably impacting net sales by $37.4 million, while higher average selling prices increased net sales by $28.1 million. The mix of direct versus toll tons processed was split evenly this quarter, compared with a 54% to 46% mix in the comparable quarter of the prior year. Operating income increased $1.2 million as increased volumes more than offset the impact of higher manufacturing and SG&A expenses.

Pressure Cylinders' net sales of $187.7 million were up 38% from the comparable prior year quarter aided by the BernzOmatic, STAKO and Coleman fuel cylinders acquisitions and higher average selling prices. Pressure Cylinders' operating income was $10.9 million, essentially flat from the prior year quarter as the impact of increased volumes from the acquisitions and higher selling prices were offset by higher manufacturing and SG&A expenses.

-more-

Worthington Industries
March 29, 2012

Engineered Cabs, acquired on December 29, 2011, reported net sales of $40.2 million for the two months included in the current quarter. The segment reported an operating loss for the quarter of $1.4 million. These results, however, included $4.2 million in one-time expenses related to purchase price adjustments and various transaction fees.

The entities included in "Other" are the Global Group and Steel Packaging operating segments, as well as other non-allocated expenses. In the prior year, "Other" also included the operations of the Automotive Body Panels segment, which was deconsolidated in May 2011. Operations in "Other" reported net sales of $16.1 million, which was $34.3 million lower than in the prior year quarter. This decrease was primarily due to the deconsolidation of Automotive Body Panels and the prior year results of a project concluded by the Global Group in Mozambique. These operations reported a combined loss of $4.7 million for the quarter resulting from additional accrued legal expenses and losses generated in the Global Group.

Noteworthy Third Quarter Developments

●	On December 1, 2011, Worthington acquired the propane fuel cylinders business of The Coleman Company.
●
On December 29, 2011, Worthington acquired Angus Industries. Angus manufactures OEM cabs for heavy mobile equipment from its main operations in Watertown, S.D. and facilities in Northwood, Iowa, Greeneville, Tenn. and Florence, S.C. It is a new business segment for the Company.

●
On January 10, 2012, Worthington Cylinders announced a voluntary recall of the 14 oz. MAP-PRO™, propylene and MAAP® cylinders and related hand torch kits. A third-party supplied valve had the potential of leaking when a torch or hose was disconnected from the cylinder. The recall included the removal of the old product from store shelves and replacing it with new product containing a new valve. The Company is not aware of any reported injuries or incidents related to this defective valve.

●	The Company declared a third quarter dividend of $0.12 per share payable on March 29, 2012 to shareholders of record on March 15, 2012.

Outlook

"I remain confident that we will continue to demonstrate improving results as we reshape, improve and increase shareholder value," said McConnell. "We look for fourth quarter volumes to reflect a continued, modest improvement in the general economy. While automotive volumes in Steel Processing and related JVs appear to be gaining momentum, other end markets for Pressure Cylinders and Engineered Cabs are also showing some improvement and growth."

Conference Call

Worthington will review third quarter results during its quarterly conference call on March 29, 2012, at 1:30 p.m., Eastern Daylight Saving Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

-more-

Worthington Industries
March 29, 2012

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2011 fiscal year sales of $2.4 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, scuba tanks, and compressed natural gas storage cylinders; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; framing systems, for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings; laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington employs approximately 9,500 people and operates 79 facilities in 12 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

-more-

Worthington Industries
March 29, 2012

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial and governmental agency rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; adverse impacts associated with the recent voluntary recall of the Company's MAP-PRO™, propylene and MAPP® cylinders, including recall costs, legal and notification expenses, lost sales and potential negative customer perceptions of certain pressure cylinder products; changes in product mix, product substitution and market acceptance of the Company's products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success and growth of, and the ability to integrate, newly-acquired businesses and achieve synergies and other expected benefits therefrom; the overall success of newly-created joint ventures, including the demand for their products, and the ability to achieve the anticipated benefits therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in new markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers' compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company's markets; the impact of judicial and governmental agency rulings as well as the impact of governmental regulations, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, both in the United States and abroad; and other risks described from time to time in the Company's filings with the United States Securities and Exchange Commission, including those described in "Part I - Item 1A. - Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended May 31, 2011.

###

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Net sales	$611,255	$569,439	$1,779,294	$1,766,931
Cost of goods sold	527,923	481,185	1,567,894	1,529,944
Gross margin	83,332	88,254	211,400	236,987
Selling, general and administrative expense	62,489	59,769	160,751	173,518
Restructuring and other expense	956	464	4,707	1,452
Joint venture transactions	1,812	-	3,835	-
Operating income	18,075	28,021	42,107	62,017
Other income (expense):
Miscellaneous income (expense)	728	(219)	1,408	(356)
Interest expense	(5,073)	(4,533)	(14,517)	(14,079)
Equity in net income of unconsolidated affiliates	24,005	16,958	70,614	51,470
Earnings before income taxes	37,735	40,227	99,612	99,052
Income tax expense	9,337	11,893	28,673	29,582
Net earnings	28,398	28,334	70,939	69,470
Net earnings attributable to noncontrolling interest	2,518	2,008	7,422	6,321
Net earnings attributable to controlling interest	$25,880	$26,326	$63,517	$63,149

Basic
Average common shares outstanding	68,972	74,171	69,952	75,306
Earnings per share attributable to controlling interest	$0.38	$0.35	$0.91	$0.84

Diluted
Average common shares outstanding	69,509	75,001	70,481	75,687
Earnings per share attributable to controlling interest	$0.37	$0.35	$0.90	$0.83

Common shares outstanding at end of period	69,014	74,195	69,014	74,195

Cash dividends declared per share	$0.12	$0.10	$0.36	$0.30

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 29,	May 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$35,266	$56,167
Receivables, less allowances of $3,432 and $4,150 at February 29, 2012
and May 31, 2011, respectively	373,487	388,550
Inventories:
Raw materials	188,288	189,450
Work in process	112,640	98,940
Finished products	94,189	82,440
Total inventories	395,117	370,830
Income taxes receivable	4,290	1,356
Assets held for sale	19,707	9,681
Deferred income taxes	24,297	28,297
Prepaid expenses and other current assets	36,465	36,754
Total current assets	888,629	891,635

Investments in unconsolidated affiliates	237,968	232,149
Goodwill	154,895	93,633
Other intangible assets, net of accumulated amortization of $14,307 and
$12,688 at February 29, 2012 and May 31, 2011, respectively	99,519	19,958
Other assets	23,229	24,540
Property, plant and equipment, net	455,130	405,334
Total assets	$1,859,370	$1,667,249

Liabilities and equity
Current liabilities:
Accounts payable	$264,273	$253,404
Short-term borrowings	285,756	132,956
Accrued compensation, contributions to employee benefit plans
and related taxes	51,629	72,312
Dividends payable	8,506	7,175
Other accrued items	46,161	52,023
Income taxes payable	102	7,132
Current maturities of long-term debt	598	-
Total current liabilities	657,025	525,002

Other liabilities	58,589	56,594
Distributions in excess of investment in unconsolidated affiliate	64,263	10,715
Long-term debt	252,541	250,254
Deferred income taxes	89,265	83,981
Total liabilities	1,121,683	926,546

Shareholders' equity - controlling interest	690,833	689,910
Noncontrolling interest	46,854	50,793
Total equity	737,687	740,703
Total liabilities and equity	$1,859,370	$1,667,249

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Operating activities
Net earnings	$28,398	$28,334	$70,939	$69,470
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	14,653	15,789	40,626	47,259
Restructuring and other expense, non-cash	-	-	-	225
Provision for deferred income taxes	(667)	7,778	7,511	3,314
Bad debt expense	316	215	205	996
Equity in net income of unconsolidated affiliates, net of distributions	3,998	(2,997)	1,711	(6,813)
Net loss (gain) on sale of assets	143	(1,191)	(1,925)	(1,521)
Stock-based compensation	2,797	1,603	8,576	4,635
Changes in assets and liabilities:
Receivables	(28,643)	(24,591)	27,449	(39,713)
Inventories	(31,049)	(21,601)	23,726	4,729
Prepaid expenses and other current assets	9,576	(5,435)	13,126	(4,740)
Other assets	(1,046)	(2,020)	1,794	(1,212)
Accounts payable and accrued expenses	90,258	68,840	(56,871)	(25,302)
Other liabilities	(1,296)	354	86	4,012
Net cash provided by operating activities	87,438	65,078	136,953	55,339

Investing activities
Investment in property, plant and equipment, net	(5,769)	(5,101)	(15,800)	(15,911)
Acquisitions, net of cash acquired	(152,389)	(19,515)	(232,171)	(31,690)
Distributions from unconsolidated affiliates, net of investments	44,023	-	43,238	-
Proceeds from sale of assets	3,178	183	14,525	6,690
Net cash used by investing activities	(110,957)	(24,433)	(190,208)	(40,911)

Financing activities
Net proceeds from (repayments of) short-term borrowings	15,329	(42,957)	108,460	80,778
Principal payments on long-term debt	(95)	-	(95)	-
Proceeds from issuance of common shares	1,186	1,077	9,709	2,415
Payments to noncontrolling interest	(3,168)	(2,496)	(9,744)	(9,072)
Repurchase of common shares	-	-	(52,120)	(75,092)
Dividends paid	(8,273)	(7,413)	(23,856)	(22,747)
Net cash provided by (used in) financing activities	4,979	(51,789)	32,354	(23,718)

Decrease in cash and cash equivalents	(18,540)	(11,144)	(20,901)	(9,290)
Cash and cash equivalents at beginning of period	53,806	60,870	56,167	59,016
Cash and cash equivalents at end of period	$35,266	$49,726	$35,266	$49,726

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Volume:
Steel Processing (tons)	716	590	2,101	1,815
Pressure Cylinders (units)	16,696	14,617	45,874	42,570
Metal Framing (tons)	-	59	1	184

Net sales:
Steel Processing	$367,259	$301,752	$1,148,894	$973,763
Pressure Cylinders	187,737	135,921	533,283	408,213
Engineered Cabs	40,173	-	40,173	-
Metal Framing	-	81,382	4,402	242,970
Other	16,086	50,384	52,542	141,985
Total net sales	$611,255	$569,439	$1,779,294	$1,766,931

Material cost:
Steel Processing	$265,185	$210,654	$853,619	704,686
Pressure Cylinders	92,553	61,073	269,567	187,374
Engineered Cabs	22,116	-	22,116	-
Metal Framing	-	48,041	1,946	159,886

Operating income (loss):
Steel Processing	$15,405	$14,213	$39,069	$39,260
Pressure Cylinders	10,887	10,849	23,333	29,926
Engineered Cabs	(1,447)	-	(1,447)	-
Metal Framing	(2,053)	2,723	(5,368)	(7,890)
Other	(4,717)	236	(13,480)	721
Total operating income	$18,075	$28,021	$42,107	$62,017

The following provides detail of restructuring and other expense and joint venture transactions included in operating income by segment presented above.

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Restructuring and other expense (income):
Steel Processing	$-	$70	$-	$(303)
Pressure Cylinders	-	-	-	-
Engineered Cabs	-	-	-	-
Metal Framing	-	411	-	1,387
Other	956	(17)	4,707	368
Total restructuring and other expense	$956	$464	$4,707	$1,452

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Joint venture transactions:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	-	-
Engineered Cabs	-	-	-	-
Metal Framing	1,812	-	3,835	-
Other	-	-	-	-
Total joint venture transactions	$1,812	$-	$3,835	$-